Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRC COMPANIES, INC.

ARTICLE ONE

The name of the corporation is TRC Companies, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.

ARTICLE FIVE

The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal by-laws of the Corporation (the “By-laws”), except as may otherwise be provided in the By-laws.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE NINE

Each director of the Corporation shall be personally liable to the Corporation or any of its shareholders, if at all, for monetary damages for breach of a fiduciary duty as a director only for: (a) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) acts covered under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derives improper personal benefit.

ARTICLE TEN

To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any shareholder, director, officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates).  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any shareholder, director or officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates).  Each shareholder, director, officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates) who acquires knowledge of a potential circumstance, transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall not (a) have any duty to communicate or offer such opportunity to the Corporation and (b) shall not be liable to the Corporation, its subsidiaries or to the shareholders of the Corporation because such shareholder, director, officer or other person or entity in each case who is not a full-time employee of the Corporation or its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates) pursues or acquires for, or directs such opportunity to, itself or another person or entity or does not communicate such opportunity or information to the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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